Exhibit 10.5

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CREDIT SUISSE LOAN FUNDING LLC CREDIT SUISSE AG 11 Madison Avenue New York, New York 10010

PERSONAL AND CONFIDENTIAL

December 15, 2019

Nutrition & Biosciences, Inc.

c/o DuPont

Chestnut Run Plaza Bldg. 730,974 Centre Road

Wilmington, Delaware 19805

Attention: Frank Markey

Vice President and Assistant Treasurer

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attention: Richard O’Leary

Chief Financial Officer

PROJECT NEPTUNE

$7.5 Billion Senior Unsecured 364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Each of Nutrition & Biosciences, Inc. (the “Borrower”) and International Flavors & Fragrances Inc. (“Icon”, and together with the Borrower, each, a “Company” and collectively, the “Companies” or “you”) has informed Morgan Stanley Senior Funding, Inc. (“MSSF”), Credit Suisse Loan Funding LLC (“CSLF”) and Credit Suisse AG (“CS” and, together with CSLF and their respective affiliates, “Credit Suisse” and CS together with MSSF, the “Initial Lenders” or “us”) that the Companies and a company previously identified to us by you as the parent company of the Borrower (“Daphne”) will, concurrently with the execution hereof, enter into:

(a) a separation and distribution agreement, dated as of the date hereof (together with all schedules and exhibits thereto, and including the Separation Plan (as defined therein), the “Separation Agreement”) pursuant to which, among other things, (i) Daphne will transfer or cause to be transferred (the “Contribution”) to the Borrower, or to the applicable member of the Borrower’s group of affiliated companies, the capital stock of certain entities and certain assets, liabilities and operations of Daphne’s nutrition and bioscience businesses (together with certain assets and liabilities related to such businesses, collectively, the “Contributed Business”), (ii) the Borrower will make a special cash payment to Daphne of approximately $7.306 billion, adjusted, up or down, pursuant to the terms of the Separation Agreement as in effect on the date hereof (the “Special Cash Payment”) and (iii) immediately following the Contribution and Special Cash Payment, 100% of the outstanding shares of the Borrower’s common stock will be distributed (by way of dividend, exchange offer or a combination of both) to the stockholders of Daphne (the “Stock Distribution” and together with the Contribution, the “Separation”); and

(b) an agreement and plan of merger, dated as of the date hereof (together with all schedules and exhibits thereto, the “Acquisition Agreement”) among Daphne, the Borrower, Icon and a wholly owned subsidiary of Icon (“Merger Sub”), pursuant to which, among other things, and immediately following the Separation, (i) Merger Sub will merge with and into the Borrower, with the Borrower continuing as the surviving corporation, and as a result of such merger the Borrower will become a wholly owned subsidiary of Icon and (ii) in the merger, the shares of the Borrower’s common stock that were distributed in the Stock Distribution will be automatically converted into the right to receive a specified number of shares of the common stock of Icon (the “Acquisition”).

Upon the consummation of the Separation and the Acquisition, the Borrower will be a wholly owned subsidiary of Icon and at least 50.1% of the outstanding shares of common stock of Icon (on a fully diluted basis) will be owned by the former stockholders of the Borrower.

You have each also informed us that the Special Cash Payment and related fees and expenses are expected to be financed solely from (i) the issuance by the Borrower of senior unsecured notes pursuant to a Rule 144A offering or other private placement (the “Notes”), the borrowing of term loans under a senior unsecured term loan facility (the loans thereunder, the “Term Loans” and, together with the Notes, collectively, the “Permanent Financing”), or a combination of the foregoing, or (ii) to the extent the entire amount of the Permanent Financing is not funded on or prior to the Closing Date for any reason, the Borrower expects to borrow term loans under a senior unsecured bridge facility in an aggregate principal amount of up to $7,500,000,000 (the “Bridge Facility”) comprised of (a) a $6,250,000,000 tranche (“Tranche 1”) and (b) a $1,250,000,000 tranche (“Tranche 2” and, each of Tranche 1 and Tranche 2, a “Tranche”), in each case having the terms and subject to the conditions set forth herein and in the exhibits hereto.

The Separation, the Special Cash Payment, the Acquisition, the Permanent Financing and the Bridge Facility, and the related transactions contemplated hereby are collectively referred to as the “Transactions”. The date of the consummation of the Separation, the Special Cash Payment, the Acquisition and the satisfaction of the conditions to funding under the Bridge Facility is herein referred to as the “Closing Date”. Capitalized terms used and not defined in this letter (together with Annexes A, B and C hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A, B and C hereto as the context may require. The Initial Lenders and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”.

The obligations of the Borrower and Icon hereunder shall be several and not joint.

1.	Commitments; Titles and Roles.

(a) Each of MSSF and CSLF are pleased to confirm its agreement to act, and you hereby appoint each of MSSF and CSLF to act, as joint lead arrangers and joint bookrunners in connection with the Bridge Facility (in such capacities, an “Arranger” and collectively, the “Arrangers”); (b) MSSF is pleased to confirm its agreement to act, and you hereby appoint MSSF to act, as administrative agent (the “Administrative Agent”) for the Bridge Facility; (c) CS is pleased to confirm its agreement to act, and you hereby appoint CS to act, as sole syndication agent for the Bridge Facility (in such capacity, the “Syndication Agent”); (d) MSSF is pleased to commit to provide you, severally and not jointly, (i) $3,125,000,000 of Tranche 1 of the Bridge Facility and (ii) $625,000,000 of Tranche 2 of the Bridge Facility, and CS is pleased to commit to provide you, severally and not jointly,

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(iii) $3,125,000,000 of Tranche 1 of the Bridge Facility and (ii) $625,000,000 of Tranche 2 of the Bridge Facility, in each case on the terms contained in this Commitment Letter and subject solely to the conditions contained in Annex C to this Commitment Letter; provided that the amount of the Bridge Facility shall be automatically reduced as provided under “Mandatory Prepayments and Commitment Reductions” on Annex B hereto. MSSF shall have “left” and highest placement on all marketing materials prepared in connection with the Bridge Facility and Credit Suisse will appear therein immediately to the “right” of MSSF. Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by you, MSSF and Credit Suisse on the date hereof. It is agreed that no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Bridge Facility, and no compensation will be paid in connection with the Bridge Facility, unless the Arrangers and you shall so agree (it being acknowledged that you and each of the Arrangers intend as of the date hereof that the appointment of titles and the allocation of compensation be within the parameters heretofore agreed by such parties (the “Syndication Plan”)).

2.	Conditions.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, the Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction or waiver of the conditions expressly set forth in Annex C hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Bridge Facility Documentation (as defined in Annex B)) other than those that are expressly stated in Annex C hereto to be conditions to the funding under the Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur).

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by or with respect to the Contributed Business in the Acquisition Agreement as are material to the interests of the Lenders and the Arrangers (in their capacities as such), but only to the extent that Icon or its affiliates have the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate Icon or its affiliates’ obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Facility Documentation and the Closing Deliverables (as defined in Annex C) will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in Annex C hereto are satisfied. As used herein, “Specified Representations” means the representations and warranties of the Borrower in the Bridge Facility Documentation relating to its corporate existence; corporate power and authorization of the Borrower to enter into the Bridge Facility Documentation; due execution and delivery by the Borrower of the Bridge Facility Documentation; no contravention (with respect to execution, delivery, performance and borrowing of loans under the Bridge Facility on the Closing Date by the Borrower) of the Bridge Facility Documentation with the organizational documents of the Borrower or any agreement or instrument evidencing debt for borrowed money of the Borrower in a committed or an outstanding aggregate principal amount in excess of $100,000,000 determined on a pro forma basis giving effect to the Transactions without giving effect to any “material adverse effect” qualification with respect to the no contravention representation set forth in the Bridge Facility Documentation; enforceability of the Bridge Facility Documentation against the Borrower; absence of default (limited to no payment or bankruptcy event of default with respect to the Borrower, and no intentional breach of the fundamental changes negative covenant by the Borrower (provided that it is understood that the transactions contemplated by the Separation Agreement and the Acquisition Agreement shall not constitute such a breach)); Federal Reserve margin regulations; Investment Company Act; solvency

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as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex C-I); the Patriot Act, and use of proceeds of the loans of the Bridge Facility not in contravention of OFAC and other applicable sanctions laws and the Foreign Corrupt Practices Act and other applicable anticorruption laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

3.	Syndication.

The Arrangers intend to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto. In connection with the foregoing, the Arrangers will manage in consultation with Icon and the Borrower decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the syndicate of financial institutions and/or lenders participating in the Bridge Facility (collectively with the Initial Lenders, the “Lenders”) and the amount and distribution of fees among the Lenders; provided that the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to each of Icon’s and the Borrower’s consent (each such consent not to be unreasonably withheld) (it being agreed that Icon and the Borrower consent, subject to the immediately following sentence, to syndication and assignment of the commitments in respect of the Bridge Facility (i) prior to the date that is 60 days after the date hereof, to lenders under Icon’s existing Credit Agreement, dated as of November 9, 2011, among Icon and certain of its subsidiaries party thereto, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent, as amended and restated as of December 2, 2016 and as amended as of May 21, 2018, and as amended as of June 6, 2018 and as amended as of July 13, 2018 (the “Existing Icon Revolving Credit Agreement”) or under Icon’s existing Term Loan Credit Agreement, dated as of June 6, 2018 and as amended as of July 13, 2018, among Icon, the lenders party thereto from time to time, and MSSF, as administrative agent (the “Existing Icon Term Loan Agreement” and, together with the Existing Icon Revolving Credit Agreement, the “Existing Icon Credit Agreements”) (such lenders, the “Existing Lenders”) and certain other financial institutions as agreed to in the Syndication Plan, and (ii) thereafter, to Existing Lenders and/or other financial institutions and lenders described as the “Approved Lender List” in the Syndication Plan agreed to by Icon, the Borrower and us prior to the date hereof (such Lenders, collectively, the “Approved Lenders”) and to allocations of the commitments to such Lenders as set forth in the Syndication Plan agreed to by Icon, the Borrower and us prior to the date hereof. The commitments of the Initial Lenders hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar (and allocated between them ratably according to their relative hold level percentages set forth in the definition of “Successful Syndication” in the Fee Letter) as and when commitments for the Bridge Facility are received from additional Lenders selected in accordance with the previous sentence of this Section 3 to the extent that such Lender becomes party to (i) this Commitment Letter as an additional “Commitment Party” and extends commitments directly to the Borrower on the terms set forth herein pursuant to a customary joinder agreement (a “Joinder Agreement”), which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by the Borrower or Icon in connection therewith except as set forth in this Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to the Borrower and us, or (ii) the applicable Bridge Facility Documentation. No Disqualified Institution (as defined below) will be permitted to become a Lender without each of Icon’s and the Borrower’s consent.

For purposes hereof, “Disqualified Institutions” means, collectively, those persons that are (i) competitors of either Company, identified in writing by Icon or the Borrower to the Arrangers from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a designation apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest under the Bridge Facility that is otherwise permitted, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or

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participations), (ii) such other persons identified in writing by Icon or the Borrower to the Arrangers prior to the date hereof and (iii) affiliates of the persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified in writing by Icon and/or the Borrower to the Arrangers.

To facilitate an orderly and successful syndication of the Bridge Facility, each Company agrees that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) and (b) 45 days following the Closing Date (such earlier date, the “Syndication Date”), neither Company will syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any competing debt facility or any debt security of such Company or any of its subsidiaries that would reasonably be expected to materially impair the primary syndication of the Bridge Facility, in each case without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), other than (i) the Bridge Facility, (ii) all or any portion of the Permanent Financing, (iii) Excluded Debt (other than any amendment or replacement of either Existing Icon Credit Agreement), (iv) any refinancing of Icon’s $300,000,000 Senior Notes due 2020, (v) bilateral facilities in an aggregate principal or committed amount not to exceed $100,000,000, (vi) any Qualifying Bank Financing consented to or arranged by the Arrangers, (vii) any amendment or replacement of either Existing Icon Credit Agreement consented to or arranged by the Arrangers and (viii) indebtedness permitted to be incurred by the Borrower under the Acquisition Agreement as of the date hereof.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date or reduce the amount of the Commitment Parties’ commitments hereunder with respect to the Bridge Facility. The Arrangers intend to commence syndication efforts promptly upon the execution of the Acquisition Agreement and public announcement of the Transactions. Until the Syndication Date, you agree to actively assist the Arrangers in achieving a syndication satisfactory to you and us. Such assistance shall include (a) your use of commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your and your respective subsidiaries’ existing lending relationships, (b) each Company’s use of commercially reasonable efforts to assist in the preparation of one or more information packages for the Bridge Facility in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of Icon and the Borrower (after giving effect to the Transactions) (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower or the Contributed Business deemed reasonably necessary by the Arrangers to complete the syndication of the Bridge Facility (other than the portions thereof customarily provided by financing arrangers), (c) your using commercially reasonable efforts to obtain, as promptly as practical prior to the launch of the syndication of the Bridge Facility, a Public Debt Rating (but not a particular rating) from each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”), in each case giving effect to the Transactions, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 3, as soon as reasonably practicable following commencement of syndication of the Bridge Facility, (e) the presentation of one or more customary information packages for the Bridge Facility in format and content reasonably acceptable to the Arrangers (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility and (f) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of Icon and the Borrower with prospective Lenders and participation of such persons in meetings at reasonable times and locations mutually agreed upon. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the

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contrary, each Company’s compliance with their obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (f) above) or to deliver an Offering Document (as defined below) or customary comfort letter, shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date. In connection with the Arrangers’ syndication efforts, neither Company shall be required to provide information the disclosure of which would violate (i) any attorney-client privilege, (ii) law, rule or regulation applicable to the Contributed Business or such Company or its respective affiliates or (iii) any obligation of confidentiality from a third party binding on the Contributed Business or such Company or its respective affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions, (y) such Company uses commercially reasonable efforts to obtain a waiver of such confidentiality obligation (but not attorney-client privilege) and to otherwise provide such information that does not violate such confidentiality obligations and (z) such Company provides the Commitment Parties notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege); provided that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties set forth in Section 4 of this Commitment Letter (and any corresponding representation in the Confidential Information Memorandum or the Bridge Facility Documentation, as applicable). You will be responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion by the Commitment Parties about the Commitment Parties) and all other information, documentation or materials delivered to the Commitment Parties by or on behalf of you in connection therewith (collectively, the “Information”) and each Company acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information (including, without limitation, draft and execution versions of the Bridge Facility Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak, Debtdomain or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that no Commitment Party nor any of its affiliates will be responsible or liable to it or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party or its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

In addition, you agree to use your commercially reasonable efforts to deliver to one or more investment and/or commercial banks satisfactory to the Commitment Parties (collectively, the “Investment Banks”) (i) a complete preliminary offering document (other than the “description of notes” or the “description of the securities” and other information customarily provided by the Investment Banks or their respective counsel) (an “Offering Document”) suitable for use in a customary Rule 144A offering relating to the Notes, and which contains all information and financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105, Reviews of Interim Financial Information) and all pro forma financial statements that are required by Regulation S-X under the Securities Act of 1933 for the offering of the Notes, and in each case prepared in accordance with generally accepted accounting principles in the United States) and all other data that are customary in a Rule 144A offering or as would be required for the Investment Banks to receive customary “comfort” from the Borrower’s independent accountants in connection with the offering of the Notes and (ii) a customary comfort letter (which shall also provide customary “negative assurance” comfort) from the independent accountants for the Borrower and any other person whose financials are included therein.

The Companies acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”).

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At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning Icon, the Borrower, or their respective subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. It is understood that in connection with your assistance described above, each Company will provide a customary authorization letter to the Arrangers authorizing the distribution of the Information to prospective Lenders containing a customary “10b-5” representation (which shall not be knowledge qualified) and containing a representation to the Commitment Parties, in the case of the public-side version, that such Information does not include material non-public information about Icon, the Borrower or their respective affiliates or their respective securities. In addition, Icon and the Borrower will each clearly designate as such all Information provided to any Commitment Party by or on behalf of either Company which contains exclusively Public-Side Information. You acknowledge and agree that the following documents may be distributed to all Lenders (including Public Lenders) (unless either Company promptly notifies the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective Private Lenders): (a) drafts and final versions of the Bridge Facility Documentation; (b) term sheets and notification of changes in the terms of the Bridge Facility and (c) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

Notwithstanding anything to the contrary set forth in this Commitment Letter or the Fee Letter or any other agreement, your compliance with the obligations under this Section 3 shall in no event constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

4.	Information.

Each Company represents and covenants that (i) all written or formally presented Information (other than projections, estimates and other forward-looking materials and information of a general economic or industry specific nature) provided by or on behalf of either Company to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided, that such representation and covenant by each Company with respect to information relating to the other Company and its representatives is made to such Company’s knowledge and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of each Company in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of either Company’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

Each Company agrees that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, any of the representations by such Company in the preceding sentence would be incorrect in any material respect if the Information and projections were being furnished, and such

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representations were being made, at such time, then the applicable Company will promptly supplement, or cause to be supplemented, the Information and projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to such Company’s knowledge insofar as it applies to information regarding the other Company). We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Contributed Business, Icon or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. Each Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by Icon or the Borrower without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Commitment Party may, in accordance with and subject to the terms of Section 3 hereof, assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, to additional arrangers or other Lenders; provided that in any case, such assignment shall not relieve any such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned except to the extent such assignment is evidenced by a Joinder Agreement or the Bridge Facility Documentation, as applicable, as set forth in Section 3 above. Notwithstanding the foregoing, MSSF may assign its commitments and agreements hereunder, in whole or in part, to Morgan Stanley Bank, N.A. and vice versa, and any such assignment will relieve such assignor of its obligations hereunder dollar-for-dollar by the amount of such assigned commitments (and the applicable assignee’s commitments will be increased dollar-for-dollar by the amount of such assigned commitments). Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

This Commitment Letter, the Fee Letter and the contents hereof and thereof are exclusively for the information of Icon and the Borrower and may not be disclosed by either Company to any other person without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except pursuant to a subpoena or order issued by a court or administrative agency of competent jurisdiction or by a judicial, administrative or legislative body or committee (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation); provided that we hereby consent to either Company’s disclosure of (i) this Commitment Letter and the Fee Letter to your respective affiliates’ or your or your affiliates’ respective officers, directors, employees and advisors (including legal counsel, independent auditors and other

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experts, professional advisors or agents) in connection with the Transactions (including in connection with providing accounting and tax advice to you and your respective affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to Daphne and its officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions on a confidential basis, (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case the applicable Company agrees to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) following either Company’s acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, such Company may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation to file it or with the Securities and Exchange Commission, (v) either Company may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, the Term Loans, the Notes or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vii) the information contained in Annex B, in any prospectus or other offering memorandum relating to the Permanent Financing, (viii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by either Company or its respective affiliates or their or their affiliates’ respective officers, directors, employees or advisors, (ix) the information contained in Annex B to any rating agency; provided that such information is supplied to any such rating agency only on a confidential basis and (x) following your acceptance hereof and the return of an executed counterpart of this Commitment Letter to the Commitment Parties, as provided below, in consultation with us and on a confidential basis, to any prospective Lenders. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate automatically after the earlier of the date (x) of any public filing permitted hereunder and (y) the Bridge Facility Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.

Each Commitment Party shall use all confidential information provided to it by or on behalf of Icon or the Borrower or any of their respective subsidiaries or affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and shall treat confidentially all such information and shall not disclose such information to any third party or circulate or refer publicly to such information; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform Icon and/or the Borrower, as applicable, promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform Icon and/or the Borrower, as applicable, promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person or any of such person’s affiliates, (d) to such person’s affiliates and to such person’s and such person’s affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to

9

know such information in connection with the Transactions and on a confidential basis and who have been informed of the confidential nature of such information, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arrangers or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors, similar service providers to the lending industry, and service providers to the Arrangers in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and generic information about the Bridge Facility, (h) received by such person on a non-confidential basis from a source (other than you or any of your respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already lawfully in the Commitment Parties’ possession on a non-confidential basis or is independently developed by the Commitment Parties, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Facility Documentation by the parties thereto, at which time any confidentiality undertaking in the Bridge Facility Documentation shall supersede the provisions in this paragraph.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its affiliates, the “Commitment Entities”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitment Entities and funds or other entities in which the Commitment Entities invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Commitment Entities may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Icon, the Borrower, the Contributed Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Icon, the Borrower or their respective affiliates. In addition, the Commitment Entities may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. Although the Commitment Entities in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Entities shall have no obligation to disclose such information, or the fact that the Commitment Entities are in possession of such information, to Icon or the Borrower or to use such information on Icon or the Borrower’s behalf.

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Consistent with the Commitment Entities’ policies to hold in confidence the affairs of their customers, the Commitment Entities will not furnish confidential information obtained from either Company by virtue of the transactions contemplated by this Commitment Letter to any of its other customers and will treat confidential information relating to Icon, the Borrower, the Contributed Business and their respective affiliates with the same degree of care as it treats its own confidential information. Furthermore, each Company acknowledges that neither the Commitment Entities nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to either Company, confidential information obtained or that may be obtained by them from any other person.

Each of the Commitment Entities may have economic interests that conflict with those of Icon, the Borrower, their respective equity holders and/or their respective affiliates. Each Company agrees that each Commitment Entity will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Entities and Icon, the Borrower, their respective equity holders or their respective affiliates. Each Company acknowledges and agrees that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Entities, on the one hand, and Icon and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Entities have not assumed (A) an advisory responsibility in favor of either Company, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of either Company, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Entities have advised, is currently advising or will advise either Company, its equity holders or its affiliates on other matters) or any other obligation to either Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Commitment Entities are acting solely as principals and not as the agents or fiduciaries of either Company, its management, equity holders, affiliates, creditors or any other person. Each Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, each Company agrees that it will not bring any claim that the Commitment Entities have breached any fiduciary or similar duty to either Company with respect to the financing transactions contemplated hereby or owes a fiduciary or similar duty to either Company, in connection with such transactions or the process leading thereto. In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Contributed Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential).

Each of Icon and the Borrower further acknowledges that Morgan Stanley Bank, N.A., an affiliate of MSSF, is currently acting as a lender under the Existing Icon Revolving Credit Agreement, and its and its subsidiaries’ rights and obligations under any other agreement with MSSF or any of its affiliates (including the Existing Icon Revolving Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by MSSF’s performance or lack of performance of services hereunder. Each Company hereby agrees that MSSF may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and each Company agrees

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that they will not claim any conflict of interest relating to the relationship among MSSF and such Company and its affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by MSSF or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing Icon Revolving Credit Agreement) on the other hand.

As you know, Morgan Stanley & Co. LLC, an affiliate of MSSF, has been retained by Icon (or one of its affiliates) and Credit Suisse has been retained by Daphne (or one of its affiliates), in each case as financial advisor (in such capacity, each a “Financial Advisor”) in connection with the Acquisition. You agree to each such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of each Financial Advisor, on the one hand, and our and our respective affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Morgan Stanley & Co. LLC as the Financial Advisor for Icon, (ii) the retention of Credit Suisse as the Financial Advisor for Daphne and (iii) that neither relationship creates any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of MSSF, Credit Suisse or their respective affiliates, as applicable.

In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice.

9.	Miscellaneous.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof (in each case other than any provision therein that expressly terminates upon execution of the Bridge Facility Documentation), this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Facility Documentation is executed and delivered, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided that (x) the foregoing provisions in this paragraph (other than with respect to the provisions set forth in the Fee Letter and under Sections 7, 8 and this Section 9 hereof which will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder), shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Bridge Facility Documentation upon execution thereof and thereafter shall have no further force and effect and (y) the provisions of Sections 3 and 4 shall terminate on the Syndication Date.

Each of the Companies acknowledges and agrees that we are working with both Companies pursuant to this letter agreement. We are not obligated to share information received in connection with the Transactions from one Company with the other Company, it being understood and agreed that each Company may freely share all such information with each other.

Each of the parties hereto (for itself and its affiliates) agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each of the parties hereto (for itself and its affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any

12

process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of “Spinco Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and the determination of whether there shall have occurred a “Spinco Material Adverse Effect”, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof Icon (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement shall, in each case be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

10.	PATRIOT Act Notification.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “Beneficial Ownership Regulation”), the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Commitment Parties and each Lender to identify the Borrower in accordance with the Patriot Act and, to the extent applicable, the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

11.	Acceptance and Termination.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions set forth in Annex C.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Bridge Facility Documentation by each of the parties thereto, (ii) the consummation of the Special Cash Payment without using the loans under the Bridge Facility, (iii) the date on which the Acquisition Agreement is terminated in accordance with its terms without the closing of the Acquisition, (iv) receipt

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by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full and (v) 11:59 pm on March 15, 2021 (or, if the Initial Outside Date set forth in the Acquisition Agreement shall have been extended to not later than 11:59 pm on June 15, 2021 as provided in Section 10.1(c) of the Acquisition Agreement as in effect on the date hereof, then on such Extended Outside Date (as defined in the Acquisition Agreement)) (the earliest date in clauses (ii) through (v) being the “Commitment Termination Date”).

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m., New York City time, on December 15, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. This offer will terminate on such date if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date. We look forward to working with you on this transaction.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Authorized Signatory

[Signature Page to Project Neptune Commitment Letter]

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Authorized Signatory

[Signature Page to Project Neptune Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page to Project Neptune Commitment Letter]

ACCEPTED AND AGREED AS OF

THE DATE FIRST WRITTEN ABOVE:

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Marc Doyle
Name:	Marc Doyle
Title:	President

[Signature Page to Project Neptune Commitment Letter]

ACCEPTED AND AGREED AS OF

THE DATE FIRST WRITTEN ABOVE:

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Richard O’Leary
Name:	Richard O’Leary
Title:	Chief Financial Officer

[Signature Page to Project Neptune Commitment Letter]

ANNEX A1

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Contributed Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), each Company agrees to periodically reimburse such Commitment Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation but not including the allocated cost of in-house counsel) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Parties similarly situated taken as a whole). Each Company also agrees to indemnify and hold such Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or its Related Commitment Party or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Bridge Facility Documentation; or (b) arises from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against MSSF or Credit Suisse in their respective capacities or in fulfilling their respective roles as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of Icon, the Borrower or their respective affiliates. If any Proceeding is instituted or threatened against any Commitment Party or Related Commitment Party in respect of which indemnity may be sought hereunder, the Companies shall be entitled to assume the defense thereof with counsel selected by the Companies (which counsel shall be reasonably satisfactory to such Commitment Party) and after notice from the Companies to such Commitment Party of the Companies’ election to assume the defense thereof, each such Company will not be liable to such Commitment Party hereunder for any legal or other expenses subsequently incurred by such Commitment Party in connection with the defense thereof, other than reasonable costs of investigation and such other expenses as have been approved in advance; provided, that (i) if counsel for such Commitment Party determines in good faith that there is a conflict that requires separate representation for each such Company and such Commitment Party or that there may be legal defenses available to such Commitment Party which are different from or in addition to those available to the Companies or (ii) the Companies fail to assume or proceed in a timely and reasonable manner with the defense of such action or fails to employ counsel reasonably satisfactory to such Commitment Party in any such action, then in either such event, (A) such Commitment Party shall be entitled to one primary counsel and, if necessary, one local counsel to represent such Commitment Party and all other Commitment Parties similarly situated (such counsels selected by the Arrangers), (B) each Company shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Commitment Party and (C) such Commitment Party shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in this paragraph. Such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with the

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex A is attached, including Annexes B and C thereto.

Companies and any counsel designated by the Companies. The reimbursement and indemnity obligations of each Company under this paragraph will be in addition to any liability which such Company may otherwise have, will extend upon the same terms and conditions to any affiliate of such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate (each, an “Indemnified Party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Company, such Commitment Party, any such affiliate and any such person. Each Company also agrees that in no event will any Indemnified Party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Party’s activities related to the Letters. Neither the Companies nor any of their affiliates will be responsible or liable to the Commitment Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this sentence shall limit their indemnity and reimbursement obligations set forth in this Annex A with respect to any action, proceeding or investigation brought against any Commitment Party. Neither Company shall be liable for any settlement of any pending or threatened claim, litigation, investigation or proceeding effected without such Company’s prior written consent (which consent shall not be unreasonably withheld), but if settled with such Company’s prior written consent or if there is a final judgment in such claim, litigation, investigation or proceeding, such Company agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph. Neither Company shall, without the prior written consent of the affected Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened action, proceeding or investigation against any Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (a) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such action, proceeding or investigation and (b) does not include any statement as to any admission of fault or culpability. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

The obligations of the Borrower and Icon under this Annex A shall be several and not joint; provided further that (x) Icon shall not be required to indemnify any Indemnified Party for any losses, claims, damages or liabilities caused solely as a result of actions of Daphne or the Borrower or their respective Subsidiaries and (y) the Borrower shall not be required to indemnify any Indemnified Party for any losses, claims, damages or liabilities caused solely as a result of actions of Icon or its Subsidiaries.

ANNEX B

PROJECT NEPTUNE

$7.5 Billion Senior Unsecured 364-Day Bridge Facility

Summary of Principal Terms and Conditions2

Borrower:	Nutrition & Biosciences, Inc. (the “Borrower”).

Guarantor:

Following the consummation of the Acquisition, the Borrower’s obligations pursuant to the Bridge Facility shall be guaranteed (the “Guarantee”) by Icon. At the election of the Borrower and Icon, in lieu of Icon providing the Guarantee (or at any time after such Guarantee having been provided), Icon may agree to assume all of the Borrower’s obligations under the Bridge Facility, whereupon the Borrower shall be released from such obligations.

In connection with foregoing, the Administrative Agent shall receive customary legal opinions of counsel to Icon and corporate organizational documents, resolutions and a good standing certificate of Icon, in each case, in customary form and substance.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”), acting through one or more of its affiliates, will act as sole administrative agent (collectively, in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved in accordance with the Commitment Letter (together with MSSF and CS (as defined below), the “Lenders”), and will perform the duties customarily associated with such role.

Syndication Agent:	Credit Suisse AG (“CS”) will act as the sole and exclusive syndication agent for the Bridge Facility (in such capacity, the “Syndication Agent”) and will perform the duties customarily associated with such role.

Joint Bookrunners and Joint Lead Arrangers:	MSSF and Credit Suisse Loan Funding LLC will act as joint bookrunners and joint lead arrangers for the Bridge Facility described below (in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Bridge Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount of $7,500,000,000, comprised of a $6,250,000,000 tranche 1 bridge loan facility (“Tranche 1”) and a $1,250,000,000 tranche 2 bridge loan facility (“Tranche 2”, each of Tranche 1 and Tranche 2, a “Tranche”, and Tranche 1 and Tranche 2, collectively, the “Bridge Facility”).

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annexes A and C thereto.

Purpose:	The proceeds of the Bridge Facility will be used by the Borrower (a) to finance the Special Cash Payment and (b) to pay the related transaction fees and expenses.

Availability:	One drawing may be made under each Tranche of the Bridge Facility on the closing date of the Separation and the Acquisition upon satisfaction of the conditions to funding described in Annex C to the Commitment Letter (the “Closing Date”).

Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

At the request of the Borrower, the loans under the Bridge Facility may be pre-funded into escrow or other arrangements satisfactory to the Administrative Agent prior to the anticipated Closing Date in each case on terms and conditions satisfactory to the Borrower and the Administrative Agent.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the day that is 364 days after the Closing Date (the “Maturity Date”). There will be no scheduled amortization payments.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, without penalty or premium, in each case, dollar for dollar, by the following amounts (in each case subject to exceptions to be agreed) as set forth below:

(a) 100% of the Net Cash Proceeds (as defined below) of (i) all non-ordinary course asset sales or other dispositions of property by any member of the Group (as defined below) (excluding (v) asset sales or dispositions contemplated by the Separation Agreement, (w) factoring arrangements, (x) any leasing transactions, (y) sale-leaseback transactions in the ordinary course of business and (z) dispositions by the Group’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Group) and (ii) any insurance and condemnation proceeds (including proceeds from the sale of stock of any subsidiary of any member of the Group, but excluding casualty or condemnation events in respect of property of the Group’s foreign subsidiaries to the extent the repatriation of the proceeds of such casualty or condemnation event would result in material adverse tax consequences as reasonably determined by the Group) and, subject to other exceptions to be agreed, including, without limitation, exceptions for (i) intercompany sales of assets,

(ii) sales of obsolete or work-out property and property no longer used or useful in the business, (iii) sales of assets the Net Cash Proceeds of which do not exceed (x) $75,000,000 with respect to any single transaction or series of related transactions and (y) $200,000,000 in the aggregate for all such transactions under this clause (iii), and (iv) sales of assets to the extent the Net Cash Proceeds from such sale are reinvested (or committed to be reinvested pursuant to a binding agreement) in other assets used or useful in the business of any member of the Group (or used to replace damaged or destroyed assets) within six months after receipt of such proceeds (or in the case of any casualty or condemnation event, such period as may be reasonably required to replace or repair the affected asset); provided, if so committed, such reinvestment shall in any event occur within nine months after receipt thereof;

(b) 100% of the Net Cash Proceeds received (including into escrow, to the extent that the conditions to release therefrom are no more restrictive than the conditions to the availability of the Bridge Facility) from (i) any issuance of debt securities (including the Notes) (other than Excluded Debt (as defined below)) and (ii) any issuance by any member of the Group of equity (including shares of its common stock or preferred equity or equity-linked securities) (other than Excluded Equity Offerings (as defined below));

(c) without duplication of any reduction provided pursuant to clause (d) below, 100% of the Net Cash Proceeds received (including into escrow, to the extent that the conditions to release therefrom are no more restrictive than the conditions to the availability of the Bridge Facility) from any incurrence of debt for borrowed money pursuant to a bank or other credit facility (other than Excluded Debt (as defined below)); and

(d) 100% of the committed amount under any Qualifying Bank Financing (as defined below).

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of any member of the Group, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than loans under the Bridge Facility), (B) the fees and expenses incurred by the any member of the Group in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by the Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles;

provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds;

(b) with respect to the incurrence, issuance, offering or placement of debt securities or other debt for borrowed money, the excess, if any, of (i) cash received by any member of the Group in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by any member of the Group in connection with such incurrence, issuance, offering or placement; and

(c) with respect to the issuances of equity interests, the excess of (i) the cash received by any member of the Group in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by any member of the Group in connection with such issuance.

As used herein, the “Group” means (i) prior to the consummation of the Acquisition, the Borrower and its subsidiaries, (ii) on and after the consummation of the Acquisition, Icon and its subsidiaries and (iii) any other entity which has been established by the Borrower or its subsidiaries for the purpose of financing the Special Cash Payment.

“Excluded Debt” shall mean (i) intercompany indebtedness within the Group, (ii) ordinary-course purchase money indebtedness, financial leases or capital lease obligations, (iii) borrowings under the Existing Icon Revolving Credit Agreement, or any amendment, refinancing or replacement thereof, in each case, up to $2,000,000,000 of commitments in the aggregate, (iv) issuances of commercial paper, ordinary course letter of credit facilities, overdraft protection and ordinary course local facilities of foreign subsidiaries (including the renewal, replacement or refinancing thereof) and ordinary course factoring and seller lending arrangements, (v) bilateral working capital facilities entered into in the ordinary course of business and consistent with past practice, (vi) hedging and cash management arrangements, (vii) debt for borrowed money in an aggregate amount not to exceed $100,000,000 and (viii) additional exceptions to be agreed.

“Excluded Equity Offerings” shall mean (i) equity interests issued pursuant to the Separation Agreement or the Acquisition Agreement, (ii) issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestments plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (iii) issuances among members of the Group (including in connection with existing joint venture arrangements), (iv) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Group under applicable law and (v) additional exceptions to be agreed.

“Qualifying Bank Financing” shall mean a committed but unfunded bank or other credit facility for the incurrence of debt for borrowed money by the Borrower that has become effective for the purposes of financing the Transactions, subject to conditions to funding that are, in the written determination of the Borrower, no less favorable to the Borrower than the conditions to the funding of the Bridge Facility set forth herein.

Such mandatory prepayments of the loans under the Bridge Facility and the reductions of commitments under the Commitment Letter or the Bridge Facility Documentation will be applied:

(i) with respect to amounts under clause (a) in the first paragraph of this Section, pro rata between Tranche 1 and Tranche 2;

(ii) with respect to amounts under clause (b) in the first paragraph of this Section, first to Tranche 1 until the loans or commitments under Tranche 1 have been reduced to $0, and then to Tranche 2; and

(iii) with respect to amounts under clauses (c) and (d) in the first paragraph of this Section, first to Tranche 2 until the loans or commitments under Tranche 2 have been reduced to $0, and then to Tranche 1.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.

In addition, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced to zero on the Commitment Termination Date.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Bridge Facility will be permitted at any time, in whole or in part and in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. The Borrower may voluntarily reduce unutilized portions of the commitments under the Bridge Facility at any time without penalty. Voluntary prepayments and reductions of commitments will be applied between Tranche 1 and Tranche 2 as determined by the Borrower.

All voluntary and mandatory prepayments of loans under the Bridge Facility and reductions of commitments with respect to either Tranche as set forth above shall be allocated among the Lenders within such Tranche on a pro rata basis (or, as between Lenders within such Tranche that are affiliated with each other, allocated between them as they and the Arrangers may otherwise determine).

Documentation:	The making of the loans under the Bridge Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Bridge Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith, which will be substantially consistent with the Existing Icon Term Loan Agreement, with modifications consistent with this Annex B and otherwise (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Icon Term Loan Agreement (including without limitation, customary LIBOR replacement provisions, changes with respect to ERISA representations required under the Department of Labor’s 2016 Fiduciary Rule, Delaware LLC divisions, QFC stay rules and beneficial ownership regulations (the “Beneficial Ownership Regulation”)), (c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, (d) to accommodate the structure of the Acquisition and (e) as mutually agreed by the Borrower and the Administrative Agent. The Bridge Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in the Commitment Letter, including this Annex B, with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter. It is understood and agreed that certain thresholds, baskets, exceptions and other provisions may be more favorable to the Borrower than those in effect under the Existing Icon Credit Agreements as in effect on the date hereof to the extent mutually agreed.

Representations and Warranties:	The Bridge Facility Documentation will include only the following representations and warranties, applicable to the Group on the Effective Date (as defined below) and on the Closing Date, and be substantially consistent with those in the Existing Icon Term Loan Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): status; power and authority; validity and admissibility in evidence; binding obligations; financial statements; no proceedings pending or threatened; margin stock regulations; investment company; no misleading information; and anticorruption laws and sanctions; accuracy in all material respects of the beneficial ownership certificate delivered in connection with the Beneficial Ownership Regulation, if applicable; provided that the representations and warranties pertaining to investment company status and anticorruption laws and sanctions shall be modified in a manner to be mutually agreed; provided, further, that the only representations and warranties which shall be made on the Effective Date shall be the Specified Representations.

In addition, the Bridge Facility Documentation shall contain customary representations as to solvency (after giving effect to the Transactions, with “solvency” to be defined consistent with the solvency certificate attached hereto as Annex C-I), no default (consistent with the Limited Conditionality Provision) and no violation of the Patriot Act.

Conditions to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions expressly set forth in Annex C to the Commitment Letter (the “Funding Conditions”).

Affirmative Covenants:	The Bridge Facility Documentation will include only the following affirmative covenants applicable to the Group, which shall become effective on the Closing Date, and be substantially consistent with those in the Existing Icon Term Loan Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): authorization; compliance with laws; taxes; maintenance of insurance; preservation of corporate existence, etc.; keeping of books; maintenance of properties, etc.; reporting requirements; and visitation rights.

Negative Covenants:	The Bridge Facility Documentation will include only the following negative covenants applicable to the Group, which shall become effective on the Closing Date, and be substantially consistent with those in the Existing Icon Term Loan Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): liens, etc.; fundamental changes (provided, that the transactions contemplated by the Separation Agreement and the Acquisition Agreement shall be permitted); change in nature of business; subsidiary debt; and use of proceeds.

Financial Covenant:

Subject to the Documentation Principles and the Limited Conditionality Provision, maintenance of a maximum ratio of Net Debt of the Group as of the end of any Relevant Period to Consolidated EBITDA of the Group in respect of such Relevant Period (the “Leverage Ratio”), effective as of the Closing Date and tested commencing with the first full fiscal quarter ending after the Closing Date, to be not greater than:

•   4.50 to 1.0 as of the end of the first, second and third full fiscal quarters after the Closing Date,

•   4.25 to 1.0 as of the end of the fourth full fiscal quarter after the Closing Date and each full fiscal quarter thereafter;

in each case calculated in accordance with (and capitalized terms to have the meaning set forth in) the Existing Icon Term Loan Agreement.

Events of Default:	The Bridge Facility Documentation will include only the following events of default applicable to the Group, which shall be (i) applicable on and after the Closing Date (provided that, the exercise of remedies with respect thereto shall be limited as set forth in the immediately following section) and (ii) substantially consistent with those in the Existing Icon Term Loan Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): non-payment; misrepresentation; other obligations; cross-default; insolvency; judgments; change of control or ownership (provided, that the definition of “change of control” shall specifically permit the Transactions); and ERISA.

Actions between Effective Date and Closing Date:	During the period from and including the effectiveness of the Bridge Facility (the “Effective Date”) and to and including the earlier of the Commitment Termination Date and the funding of the loans under the Bridge Facility on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Agreement Representations constituting Funding Conditions) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants (other than compliance on the Closing Date with the fundamental changes negative covenant to the extent constituting a Funding Condition), (iii) any provision to the contrary in the Bridge Facility Documentation or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Bridge Facility Documentation shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Borrower) (a) cancel any of its commitments in respect of the Bridge Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (b) rescind, terminate or cancel the Bridge Facility Documentation or any of its commitments thereunder or exercise any right or remedy under the Bridge Facility Documentation, to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility, (c) refuse to participate in making its loan under the Bridge Facility or (d) exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility; provided that from the Closing Date after giving effect to the funding of the loans under the Bridge Facility on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Voting:	Substantially consistent with the Existing Icon Term Loan Agreement; provided, that (i) any amendment which affects Lenders differently under one Tranche than Lenders under the other Tranche shall require the consent of Lenders holding a majority of commitments or loans under each Tranche and (ii) any release of the Guarantee shall require the consent of each Lender.

Cost and Yield Protection:	Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions, consistent with the Existing Icon Term Loan Agreement (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Bridge Facility to any Person except an Approved Lender in accordance with the terms of the syndication provisions in the Commitment Letter.

From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility to eligible assignees subject to the consent of Icon and the Borrower (not to be unreasonably withheld or delayed); provided that no such consent shall be required with respect to any assignment (x) to a Lender, an affiliate of a Lender or an approved fund, (y) to an Approved Lender or (z) if an event of default shall have occurred and be continuing; provided, further, that such consent shall be deemed to have been given if the Borrower shall not have responded to a written request for consent within ten business days. All assignments shall require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be accompanied by the payment of a $3,500 assignment processing fee to Administrative Agent (which fee may be waived by the Administrative Agent in its sole discretion).

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except in respect of certain customary matters consistent with the Existing Icon Term Loan Agreement.

Defaulting Lenders:	The Bridge Facility Documentation will contain customary “defaulting Lender” provisions consistent with those in the Existing Icon Term Loan Agreement, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders.

Expenses and Indemnification:	Subject to the limitation set forth in Annex A, the Administrative Agent, the Syndication Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such indemnified party, or material breach of the Bridge Facility Documentation by such indemnified party or (b) arising from disputes among such indemnified parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of Icon or the Borrower or their respective affiliates) (provided, that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

Governing Law and Forum:	New York; provided that (a) the interpretation of the definition of “Spinco Material Adverse Effect” and the determination of whether there shall have occurred a “Spinco Material Adverse Effect”, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof Icon (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement shall, in each case be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

Arrangers’ and Administrative Agent’s Counsel:	Weil, Gotshal & Manges LLP.

ANNEX B-I

Interest Rates:	The interest rates under the Bridge Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Adjusted LIBOR Margin (each as defined below) or (b) ABR (as defined below) plus the Applicable Adjusted LIBOR Margin minus 1.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBOR advances, and (ii) quarterly, in the case of ABR advances.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates, (b) the federal funds effective rate from time to time plus 1/2 of 1.0%, and (c) Adjusted LIBOR for a one-month interest period, plus 1.0%.

“Adjusted LIBOR” is the London interbank offered rate for dollars and will at all times include statutory reserves. Adjusted LIBOR shall not be less than 0.00%.

ANNEX B-I

Applicable Adjusted LIBOR

Margin:

Public Debt Rating[3]	Level 1 A+ / A1 or above	Level 2 A / A2	Level 3 A- / A3	Level 4 BBB+ / Baa1	Level 5 BBB / Baa2	Level 6 BBB- / Baa3	Level 7 Lower than Level 6
Closing Date until 89 days following the Closing Date	0.75%	0.875%	1.00%	1.125%	1.25%	1.50%	2.00%
90th day following the Closing Date until 179th day following the Closing Date	1.00%	1.125%	1.25%	1.375%	1.50%	1.75%	2.25%
180th day following the Closing Date until 269th day following the Closing Date	1.25%	1.375%	1.50%	1.625%	1.75%	2.00%	2.50%
From the 270th day following the Closing Date	1.50%	1.625%	1.75%	1.875%	2.00%	2.25%	2.75%

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Undrawn Fees:	Undrawn fees (the “Undrawn Fees”) in an amount equal to 0.15% per annum times the actual daily undrawn commitments under the Bridge Facility (as such amounts shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms hereof) will accrue during the period commencing on the later of (i) the date that is 90 days

[3]

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by Icon or, if any such rating agency shall have issued more than one such rating, the most recent such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Adjusted LIBOR Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Adjusted LIBOR Margin will be set in accordance with Level 7; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Adjusted LIBOR Margin shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

B-I-2

after the date of the Commitment Letter and (ii) the date of the execution of the Bridge Facility Documentation, and ending on and including the earlier of (x) the Closing Date and (y) the date of termination of the commitments under the Bridge Facility, payable to the Administrative Agent for the account of each Lender in arrears on the earlier of the Closing Date and the date of termination of the commitments under the Bridge Facility.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

ANNEX C

Project Neptune

$7.5 Billion Senior Unsecured 364-Day Bridge Facility

Summary of Additional Conditions4

The borrowing under the Bridge Facility shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions (subject to the Limited Conditionality Provision in all respects):

1.    Each of the Separation and the Acquisition shall be consummated substantially concurrently with the borrowing under the Bridge Facility, in all material respects in accordance with, respectively, the Separation Agreement and the Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower or Icon that are materially adverse to the Lenders or the Arrangers (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that changes in the amount of the Special Cash Payment pursuant to the Separation Agreement in effect on the date hereof shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers if, in the case of a reduction of the Special Cash Payment, the commitments in respect of the Bridge Facility are reduced dollar for dollar (applied pro rata between Tranche 1 and Tranche 2).

2.    (a) The Arrangers shall have received (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of Icon and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of Icon and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date and for the corresponding periods of the prior fiscal year; provided that in each case the financial statements required to be delivered by this paragraph 2(a) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder applicable to a registration statement under such Act on Form S-3. The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (i) for the fiscal years ended December 28, 2018, December 29, 2017 and December 30, 2016. Icon’s filing of any required audited financial statements with respect to Icon on Form 10-K or required unaudited financial statements with respect to Icon on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii), as applicable, of this paragraph.

(b) The Arrangers shall have received (i) U.S. GAAP audited combined balance sheets, statements of income and comprehensive income, of equity and of cash flows for the Contributed Business as of and for the Required Periods (as defined in the Acquisition Agreement) applicable to the Distribution Registration Statement (as defined in the Acquisition Agreement) and (ii) U.S. GAAP unaudited quarterly combined balance sheets, statements of income and comprehensive income, of equity and of cash flows for the Contributed Business as of and for the Required Periods (as defined in the Acquisition Agreement) applicable to the Distribution Registration Statement (as defined in the Acquisition Agreement); provided that the Borrower’s filing with the SEC of any required financial statements with respect to the Contributed Business as part of the Distribution Registration Statement will satisfy the requirements under clauses (i) or (ii), as applicable, of this paragraph.

[4]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex C is attached, including Annexes A and B thereto.

C-2

(c) The Arrangers shall have received pro forma financial statements, in each case as would be required to be included in the Securities Filings (as defined in the Acquisition Agreement) and which shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to the Securities Filings (as defined in the Acquisition Agreement); provided, however, to the extent such pro forma financial statements are filed by Icon or Borrower with the SEC, the condition set forth in this paragraph (c) shall be deemed satisfied.

3.    The Arrangers shall have received copies of the Distribution Registration Statement and the RMT Partner Registration Statement (each as defined in the Acquisition Agreement as in effect on the date hereof).

4.    Except as otherwise disclosed or identified in (a) the Remainco SEC Documents filed or furnished with the SEC on or prior to the date hereof (excluding any disclosures (other than statements of historical fact) in any risk factors section or in any “forward-looking statement” disclaimer); provided that this exception shall apply only to the extent that the relevance of such disclosure to this paragraph 4 is reasonably apparent on its face, or (b) the Spinco Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Spinco Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of the Acquisition Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of Article V or Article VI of the Acquisition Agreement (as in effect on the date hereof) for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), since December 31, 2018, there shall not have been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. “Spinco Material Adverse Effect” and each other capitalized term used in this paragraph 4 shall have the meanings assigned thereto in the Acquisition Agreement (as in effect as of the date hereof) for purposes of this Commitment Letter.

5.    Upon giving effect to the Transactions, the Borrower and its subsidiaries shall have no indebtedness other than pursuant to the Bridge Facility or the Permanent Financing, other than as contemplated by the Separation Agreement or as permitted under the Acquisition Agreement.

6.    Each of the Acquisition Agreement Representations (to the extent required by the Limited Conditionality Provision) and the Specified Representations shall be true and correct in all material respects after giving effect to the making of the loans under the Bridge Facility on the Closing Date.

7.    The execution and delivery by the Borrower of the Bridge Facility Documentation consistent with the terms set forth or referred to in this Commitment Letter (but taking into account the market flex provisions of the Fee Letter) shall have occurred. The Administrative Agent shall have received (a) legal opinions of counsel to the Borrower, corporate organizational documents of the Borrower, a good standing certificate of the Borrower from its jurisdiction of organization, resolutions and a customary closing certificate (including with respect to the satisfaction of the conditions set forth in paragraphs 1, 4, 5 and 6 above) of the Borrower and a customary borrowing notice, in each case as are customary for transactions of this type (collectively, the “Closing Deliverables”), (b) a solvency certificate from the chief financial officer of the Borrower in substantially the form of Annex C-I hereto and (c) at least three business days prior to the Closing Date (to the extent requested at least ten business days prior to the Closing Date), (i) all documentation and other information with respect to the Borrower and Icon that the Arrangers reasonably determine is required by the applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) to the extent required under the Beneficial Ownership Regulation, a customary certification for the Borrower regarding beneficial ownership in relation to the Borrower.

C-3

8.    The Arrangers and the Lenders shall have received all fees and, to the extent invoiced at least three business days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Bridge Facility Documentation.

ANNEX C-1

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of [                    ] (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [        ] of the $[                    ] Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [                    ] (the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [        ], the duly elected, qualified and acting [Chief Financial Officer] of the Borrower and its Subsidiaries, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

I HEREBY FURTHER CERTIFY, in my capacity as [Chief Financial Officer] and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions:

1.    The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise.

2.    The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3.    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business.

4.    The Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

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